--------                                          ------------------------------
 FORM 3                                                   OMB APPROVAL
--------                                          ------------------------------
                                                  OMB Number: ..................
                                                  Expires: .....................
                                                  Estimated average burden .....
                                                  Hours per response ...........
                                                  ------------------------------



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Response)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
  Kazmierczak    Stanley       E.             (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                   VINA Technologies, Inc. (VINA)
     (Last)     (First)     (Middle)             8/8/00                  ----------------------------------  -----------------------
                                           ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
  39745 Eureka Drive                       3. IRS or Social Security          Person to Issuer                  Group Filing (Check
----------------------------------------      Number of Reporting           (Check all applicable)              Applicable Line)
             (Street)                         Person (Voluntary)
                                                                               Director          10% Owner     X    Form filed by
      Newark         CA        94560       ----------------------------  -----            -----              -----  One Reporting
--------------------------------------                                     X   Officer           Other              Person
      (City)      (State)      (Zip)                                     ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person
                                                                         Vice President, Finance &
                                                                         Administration, Chief Financial
                                                                         Officer and Secretary
                                                                         ----------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:     4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or          Beneficial Ownership
                                                 (Instr. 4)                      Indirect (I)           (Instr. 5)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                  353,000                            D
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                   20,000                            I                 By The Chrislin Kazmierczak
                                                                                                      Grantor Retained Annuity Trust
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                   20,000                            I                 By The Stanley Kazmierczak
                                                                                                      Grantor Retained Annuity Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                     SEC 1473(7-96)
10410662v1

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
employee stock option
(right to buy)                  Immediate  02/15/10    Common Stock         20,000    $1.00         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:



                                                                                   /s/ STANLEY KAZMIERCZAK               8-8-00
**Intentional misstatements or omissions of facts constitute Federal Criminal      -------------------------------  ----------------
  Violations.                                                                      **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
10410662v1
        SEC 1473(7-96)                                                                                                        Page 2